Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION
OF
QUALTRICS INTERNATIONAL INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
QUALTRICS INTERNATIONAL INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
FIRST:  That the name of this corporation is Qualtrics International Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on September 3, 2014.
SECOND:  That the Board of Directors duly adopted resolutions proposing to amend and restate the Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:
ARTICLE I
The name of this corporation is Qualtrics International Inc.
ARTICLE II
The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV
At the initial date and time of the effectiveness of this Restated Certificate of Incorporation (the “Effective Date”), the following reclassification shall occur: each 1 share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Date shall be reclassified into 1 share of Series B-1 Preferred Stock, each 1 share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Date shall be reclassified into 1 share of Series A-1 Preferred Stock, each 1 share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Date shall be reclassified into 1 share of Series B-2 Preferred Stock, each 1 share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Date shall be reclassified into 1 share of Series A-2 Preferred Stock and each 1 share of Series E Preferred Stock (together with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, “the Existing Preferred Stock”) issued and outstanding immediately prior to the Effective Date shall be reclassified into 1 share of Series B-4 Preferred Stock (together with the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock, the “New Preferred Stock”). In addition to the foregoing reclassifications, at the Effective Date, each 1 share of Class A Common Stock issued and outstanding immediately prior to the Effective Date, if any (the “Existing Class A Common Stock”), shall be reclassified into 1 share of Class A-1 Common Stock (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Date, represents shares of a series of Existing Preferred Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of shares of the applicable series of New Preferred Stock. Any stock certificate that, immediately prior to the Effective Date, represents shares of Existing Class A Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of shares of the applicable class of New Common Stock.
A.Authorization of Stock.  This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 1,235,132,068 shares. The total number of shares of common stock authorized to be issued is 821,010,377 shares, par value $0.0001 per share (the “Common Stock”), 163,272,517 of which are designated as “Class A-1 Common Stock”, 225,795,673 of which are designated as “Class A-2 Common Stock” (together with the Class A-1 Common Stock, the “Class A Common Stock”) and 431,942,187 of which are designated as “Class B Common Stock.” The total number of shares of preferred stock authorized to be issued is 414,121,691 shares, par value $0.0001 per share (the “Preferred Stock”), 36,026,176 of which shares are designated as “Series A-1 Preferred Stock”, 189,769,497 of which shares are designated as “Series A-2 Preferred Stock” and 2,800,000 of which shares are designated as “Series A-3 Preferred Stock” (and, together with the Series A-1 Preferred Stock and Series A-2 Preferred Stock, the “Series A Preferred Stock”), 70,000,000 of which shares are designated as “Series B-1 Preferred Stock”, 54,204,327 of which shares are designated as “Series B-2 Preferred Stock”, 20,204,436 of which shares are designated as “Series B-3 Preferred Stock”, 20,204,436 of which shares are designated as “Series B-3A Preferred Stock”, 11,214,689 of which shares are designated as “Series B-4 Preferred Stock”, 4,849,065 of which shares are designated as “Series B-5 Preferred Stock”, 4,849,065 of which shares are designated as “Series B-5A Preferred Stock” (together with the Series B-1 Preferred

Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series B-3A Preferred Stock, Series B-4 Preferred Stock and Series B-5 Preferred Stock, the “Series B Preferred Stock”).
B.Rights, Preferences and Restrictions of Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).
1.Dividend Provisions.
(a)    The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, payable when, as and if declared by the Board of Directors, at a rate per share of Preferred Stock to be determined by the Board of Directors.  Such dividends shall not be cumulative.  The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Article IV(B)(1) upon the affirmative vote or written consent of the holders of a majority in voting power of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that such waiver applies to all holders of the outstanding Preferred Stock in the same manner.  Any such waiver that would have a disproportionate effect on any series of Preferred Stock shall also require a waiver upon the affirmative vote or written consent of the holders of a majority in voting power of the shares of the affected series of Preferred Stock.
(b)    After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.
2.Liquidation Preference.
(a)    In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock by reason of their ownership thereof, an amount per share for such series of Preferred Stock in the following amounts and subject to the orders and priorities set forth below:
(i)    First, on a pari passu basis the holders of (w) Series B-1 Preferred Stock shall be entitled to receive an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for the Series B-1 Preferred Stock, plus any declared but unpaid dividends on such share, (x) Series B-2 Preferred Stock shall be entitled to receive an amount per share equal to the sum of the applicable Original Issue Price for the Series B-2 Preferred Stock, plus any declared but unpaid dividends on such share, (y) Series B-3 Preferred Stock shall be entitled to receive an amount per share equal to the sum of the applicable Original Issue Price for the Series

B-3 Preferred Stock, plus any declared but unpaid dividends on such share and (z) Series B-3A Preferred Stock shall be entitled to receive an amount per share equal to the sum of the applicable Original Issue Price for the Series B-3A Preferred Stock, plus any declared but unpaid dividends on such share. If, upon the occurrence of a Liquidation Event, the Proceeds to be distributed among the holders of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-3A Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably, on a pari passu basis, among the holders of the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series B-3A Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a)(i);
(ii)    Second, on a pari passu basis the holders of (x) Series A-1 Preferred Stock shall be entitled to receive an amount per share equal to the sum of the applicable Original Issue Price for the Series A-1 Preferred Stock, plus any declared but unpaid dividends on such share, (y) Series A-2 Preferred Stock shall be entitled to receive an amount per share equal to the sum of the applicable Original Issue Price for the Series A-2 Preferred Stock, plus any declared but unpaid dividends on such share and (z) Series A-3 Preferred Stock shall be entitled to receive an amount per share equal to the sum of the applicable Original Issue Price for the Series A-3 Preferred Stock, plus any declared but unpaid dividends on such share. If, upon the occurrence of a Liquidation Event, the Proceeds to be distributed among the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the remaining Proceeds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a)(ii);
(iii)    Third, on a pari passu basis the holders of (x) Series B-4 Preferred Stock shall be entitled to receive an amount per share equal to the sum of the applicable Original Issue Price for the Series B-4 Preferred Stock, plus any declared but unpaid dividends on such share, (y) Series B-5 Preferred Stock shall be entitled to receive an amount per share equal to the sum of the applicable Original Issue Price for the Series B-5 Preferred Stock, plus any declared but unpaid dividends on such share and (z) Series B-5A Preferred Stock shall be entitled to receive an amount per share equal to the sum of the applicable Original Issue Price for the Series B-5A Preferred Stock, plus any declared but unpaid dividends on such share. If, upon the occurrence of a Liquidation Event, the Proceeds to be distributed among the holders of the Series B-4 Preferred Stock, Series B-5 Preferred Stock and Series B-5A Preferred Stock are insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the remaining Proceeds legally available for distribution shall be distributed ratably, on a pari passu basis, among the holders of the Series B-4 Preferred Stock, Series B-5 Preferred Stock and Series B-5A Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a)(iii); and
(iv)    Upon the completion of the distributions required by subsections (a)(i) through (a)(iii) of this Article IV(B)(2), all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each holder thereof.
(b)    For purposes of this Restated Certificate of Incorporation, “Original Issue Price” shall mean $0.0001 per share for each share of the Series A-1 Preferred Stock, $0.1923 per share for each share of the Series A-2 Preferred Stock, $1.00 per share for each share of the Series A-3 Preferred Stock, $1.00 per share for each share of the Series B-1 Preferred Stock, $2.22921932 per share for each share of the Series B-2 Preferred Stock, $6.18676 per share for each share of the Series B-3 Preferred Stock and Series B-3A Preferred Stock, $2.67506304 per share for each share of the Series B-4 Preferred Stock and $6.18676 per share for each share of the Series B-5 Preferred Stock and Series B-5A Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).
(c)    Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.
(d)    (i)    For purposes of this Article IV(B)(2), a “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all the assets of this corporation and its subsidiaries taken as a whole, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold a majority of the voting power of the capital stock of this corporation or of capital stock or securities of the surviving or acquiring entity), (C) the closing of the issuance or transfer (whether by merger, consolidation or otherwise, including a merger or consolidation in which a subsidiary of this corporation is a constituent party and this corporation issues shares of its capital stock pursuant thereto), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or of the capital stock or securities of the surviving or acquiring entity), (D) a liquidation, dissolution or winding up of this corporation or (E) the exclusive, irrevocable licensing of all or substantially all the intellectual property of this corporation and its subsidiaries taken as a whole to a third party; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority in voting power of the then-outstanding Preferred Stock, including a majority in voting power of the then-outstanding Series B Preferred Stock (in each case, voting together as a single class and not as separate series, and on an as-converted basis).
(ii)    In any Liquidation Event, if Proceeds received by this corporation or its stockholders are other than cash, the value of such Proceeds will be deemed its fair market value. Any securities shall be valued as follows:
(A)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:
(1)    If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the twenty (20) trading‑day period ending three (3) trading days prior to the closing of the Liquidation Event;
(2)    If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading‑day period ending three (3) trading days prior to the closing of the Liquidation Event; and
(3)    If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of a majority of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).
(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).
(C)    The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, with the appropriate approval of the definitive agreements governing such Liquidation Event by the stockholders under the General Corporation Law and Article IV(B)(6), be superseded by the determination of such value set forth in the definitive agreements governing such Liquidation Event.
(iii)    In the event the requirements of this Article IV(B)(2) are not complied with, this corporation shall forthwith either:

(A)    cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Article IV(B)(2) have been complied with; or
(B)    cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Article IV(B)(2)(d)(iv) hereof.
(iv)    This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called or record date of a written consent solicited to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article IV(B)(2), and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of at least a majority of the then-outstanding Preferred Stock, including a majority in voting power of the then-outstanding Series B Preferred Stock (in each case, voting together as a single class and not as separate series, and on an as-converted basis).
(e)    Allocation of Escrow and Contingent Consideration. In the event of a Liquidation Event, if any portion of the Proceeds is placed into escrow, is retained as holdback for the satisfaction of indemnification or similar obligations and/or is payable to the stockholders of the corporation subject to contingencies, notwithstanding the operation of this Article IV(B)(2) the definitive agreement with respect to such transaction shall provide that the portion of such Proceeds that is placed in escrow, retained as holdback and/or is subject to contingencies (the “Additional Consideration”) shall be allocated among the holders of capital stock of the corporation pro rata based on the amount of such consideration otherwise payable to each stockholder pursuant to this Article IV(B)(2) (such that each stockholder has the same percentage of the Proceeds payable to it placed into escrow and/or subject to contingencies, as applicable); provided, however, that, if as a result of any such Additional Consideration, the assets and funds to be distributed at the closing of such Liquidation Event are insufficient to permit the payment to holders of Preferred Stock their full preference amount pursuant to Article IV(B)(2) that would be payable in the absence of the Additional Consideration, this corporation shall ensure that the transaction documentation relating to such Liquidation Event shall provide that the holders of Preferred Stock shall be entitled to receive the remainder of the applicable preference amount pursuant to Article IV(B)(2) upon the release of such Additional Consideration, prior and in preference to any distribution of any of the proceeds from such Additional Consideration to any other persons; provided, further, that to the extent the holders of Preferred Stock participate in a Liquidation Event on an as-converted to Common Stock basis (whether actual or deemed), the foregoing proviso shall not apply.

(f)    Liquidation Redemption.
(i)    In the event of a Liquidation Event in which the Proceeds are not distributed to the stockholders in accordance with Article IV(B)(2), if this corporation does not effect a dissolution of this corporation under the General Corporation Law within 90 days after such Liquidation Event, then (A) this corporation shall deliver a written notice to each holder of Series B Preferred Stock no later than the 90th day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of all shares of Preferred Stock, and (B) if the holders of a majority in voting power of the then-outstanding Series B Preferred Stock so request in a written instrument delivered to the corporation not later than 120 days after such Liquidation Event, this corporation shall use the consideration received by it for such Liquidation Event (net of any retained liabilities associated with the assets sold or exclusively licensed, as determined in good faith by the Board of Directors) (the “Net Proceeds”) to redeem, to the extent permitted by Delaware law governing distributions (including by redemption or repurchase) to stockholders, on the 150th day after such Liquidation Event (the “Liquidation Redemption Date”), all outstanding shares of Preferred Stock at a price per share equal to the sum of the applicable Original Issue Price for the Preferred Stock, plus any declared but unpaid dividends thereon, or, if greater, the amount payable on the Preferred Stock pursuant to Article IV(B)(2)(c). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, or if Delaware law governing distributions (including by redemption or repurchase) to stockholders would prohibit the full redemption, the corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the lawfully available funds were sufficient to redeem all such shares and shall redeem the remaining shares to have been redeemed as soon as practicable after the corporation may lawfully do so under Delaware law governing distributions (including by redemption or repurchase) to stockholders. Prior to the distribution by redemption provided for in this Article IV(B)(2)(f), this corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event or in the ordinary course of business.
(ii)    Written notice of the mandatory redemption described in Article IV(B)(2)(f)(i) (the “Liquidation Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Preferred Stock, at its post office address last shown on the records of this corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than 40 days prior to the Liquidation Redemption Date. Each Liquidation Redemption Notice shall state:
(A)    the number of shares of Preferred Stock held by the holder that the corporation shall redeem on the Liquidation Redemption Date specified in the Liquidation Redemption Notice;
(B)    the Liquidation Redemption Date and the amount payable on the Preferred Stock pursuant to Article IV(B)(2)(f)(i); and

(C)    that the holder is to surrender to the corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.
(iii)    On or before the applicable Liquidation Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Liquidation Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Article IV(B)(4), shall surrender the certificate or certificates representing such shares to this corporation, in the manner and at the place designated in the Liquidation Redemption Notice, and thereupon the amount payable on the Preferred Stock pursuant to Article IV(B)(2)(f)(i) for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event less than all the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.
(iv)    If the Liquidation Redemption Notice shall have been duly given, and if on the Liquidation Redemption Date the aggregate amount payable on the Preferred Stock pursuant to Article IV(B)(2)(f)(i) upon redemption of the shares of Preferred Stock to be redeemed on such Liquidation Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Liquidation Redemption Date and all rights with respect to such shares shall forthwith after the Liquidation Redemption Date terminate, except only the right of the holders to receive the amount payable on the Preferred Stock pursuant to Article IV(B)(2)(f)(i), without interest upon surrender of their certificate or certificates therefor.
(v)    This corporation may not exercise any voting or other rights granted to the holders of Preferred Stock following redemption under this Article IV(B)(2)(f)(i).
3.Redemption.  The Preferred Stock shall not be redeemable by the corporation, except as set forth in Article IV(B)(2)(f), this Article IV(B)(3) or as otherwise agreed to by the corporation and the holders of at least a majority of the then-outstanding Preferred Stock, including a majority in voting power of the then-outstanding Series B Preferred Stock (in each case, voting together as a single class and not as separate series, and on an as-converted basis).
(a)    Repurchase Request At The Option of Holders of Series B Preferred Stock.  At any time on or after April 11, 2019 (the “Exit Date”), but prior to the occurrence of a Qualified Public Offering (as defined below) or a Liquidation Event, the holders of a majority in voting power of the then-outstanding Series B Preferred Stock may request that the corporation repurchase all (but not less than all) of the then-outstanding Series B Preferred Stock held by such holders (the “Exit Right”). Upon receipt of such request, the corporation shall give prompt written notice of such request for repurchase to each holder of Series B Preferred Stock, which notice shall in any event be given no later than 10 days after the request for such repurchase, and each such holder of Series B Preferred Stock shall be obligated to sell to the corporation all Series B Preferred Stock held by such holder in accordance with the provisions of this Article IV(B)(3).

(b)    Repurchase Payments.  For the Series B Preferred Stock which is to be repurchased hereunder, the corporation shall be obligated to pay to the holder thereof an aggregate amount per share of Series B Preferred Stock in immediately available funds equal to the Original Issue Price of such share Series B Preferred Stock plus any declared but unpaid dividends on such share. The terms of payment of the repurchase price to be paid hereunder shall be negotiated in good faith upon receipt of notice of the request to exercise the Exit Right; provided that the repurchase price shall be paid by the corporation no later than the second anniversary of the date on which the Exit Right is exercised. If Delaware law governing distributions (including by redemption or repurchase) to stockholders prohibits the full repurchase by this corporation of all Series B Preferred Stock on the scheduled date of repurchase, this corporation shall repurchase, on a pro rata basis (based on the amount owed to each such holder), the maximum number of shares of Series B Preferred Stock that it may do so consistent with such law. At any time thereafter when Delaware law governing distributions (including by redemption or repurchase) to stockholders would not prohibit the use of additional funds of the corporation for the repurchase of such remaining Series B Preferred Stock, this corporation shall immediately pay to the holders of Series B Preferred Stock (pro rata based on the amount owed to each such holder) such additional funds. Series B Preferred Stock subject to the Exit Right will remain outstanding (and the holders thereof shall remain holders and the Series B Preferred Stock will remain entitled to all rights hereunder) until the repurchase price therefor is paid in full or a sum sufficient to pay the purchase prices is irrevocably set aside for that purpose. In the event this corporation elects to engage in a Liquidation Event or a Qualified Public Offering after the Exit Date, each holder of Series B Preferred Stock shall be entitled to receive upon the consummation of such transaction, the greater of (x) the repurchase price owing under this Article IV(B)(3) with respect to each share of Series B Preferred Stock which remains outstanding at such time, and (y) the consideration payable upon each share of Series B Preferred Stock in connection with such transaction.
(c)    Impact on Distributions.  Without the consent of the holders of a majority in voting power of the then-outstanding Series B Preferred Stock, after the exercise of the Exit Right, the corporation shall not pay or declare any dividends or make any distributions to any holders of any shares of capital stock of the corporation unless and until all amounts required to be paid to holders of Series B Preferred Stock pursuant to this Article IV(B)(3) have been paid in full.
4.Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
(a)    Right to Convert.  Each share of (i) Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class A-2 Common Stock, (ii) Series A-3 Preferred Stock and Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class A-1 Common Stock, in each case, as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in Article IV(B)(4)(d). In addition, each one share of Series B-3 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into one fully paid and nonassessable share of Series B-3A Preferred Stock and each one share of Series B-5 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into one fully paid and nonassessable share of Series B-5A Preferred Stock.
(b)    Automatic Conversion.  Each share of (i) Series A-1 Preferred Stock and Series A-2 Preferred Stock shall automatically be converted into shares of Class A-2 Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock and (ii) Series A-3 Preferred Stock and Series B Preferred Stock shall automatically be converted into shares of Class A-1 Common Stock, in each case, at the Conversion Rate at the time in effect for such series of Preferred Stock, in each case, immediately upon the earlier of (x) the closing of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act resulting in at least $50,000,000 of proceeds, net of the underwriting discount and commissions, to this corporation (a “Qualified Public Offering”) or (y) the date, or the occurrence of an event, specified by vote or written consent or agreement of (i) the holders of a majority of the then-outstanding shares of Series B Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) and (ii) the holders of a majority of the then-outstanding shares of Series A Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).
(c)    Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with automatic conversion provisions of Article IV(B)(4)(b)(y) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date. If, prior to the consummation of a public offering of the Common Stock, the holder of shares Series B-3 Preferred Stock or Series B-5 Preferred Stock elects or is required to convert any such shares into Common Stock, and if such conversion would require that holder to make any filings under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended, then the conversion will not become effective until all applicable waiting periods have expired with respect to such filings.
(d)    Conversion Price Adjustments of Series B Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:
(i)    (A)  If this corporation shall issue, on or after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Series B Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-thousandth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Article IV(B)(4)(d), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.
(B)    No adjustment of the Conversion Price for the Series B Preferred Stock shall be made in an amount less than one-tenth of one cent per share, provided that any adjustment not required to be made because of this sentence shall be included in any subsequent adjustment to the Conversion Price (or, if earlier, applied upon an actual conversion of applicable shares). Except to the limited extent provided for in subsections (E)(3) and (E)(4) below, no adjustment of such Conversion Price pursuant to this Article IV(B)(4)(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)    In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.
(D)    In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.
(E)    In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:
(1)    The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Article IV(B)(4)(d)(i)(C) and (d)(i)(D) above), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.
(2)    The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Article IV(B)(4)(d)(i)(C) and (d)(i)(D) above).
(3)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.
(4)    Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.
(5)    The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV(B)(4)(d)(i)(E)(1) and (d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV(B)(4)(d)(i)(E)(3) or (d)(i)(E)(4).
(ii)    “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article IV(B)(4)(d)(i)(E)) by this corporation on or after the Filing Date other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following options and convertible securities (clauses (1) and (2), collectively, “Exempted Securities”):
(A)    Common Stock issued pursuant to a transaction described in Article IV(B)(4)(d)(iii) hereof;
(B)    Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation’s Board of Directors, including both (x) a majority of the Series B Preferred Directors and (y) a majority of the Series A Preferred Directors (each as defined below);
(C)    Common Stock issued pursuant to an underwritten public offering in which the Preferred Stock is converted to Common Stock (or otherwise deemed cancelled and retired) pursuant to Article IV(B)(4)(b);
(D)    Common Stock, Series B-3A Preferred Stock or Series B-5A Preferred Stock issued pursuant to the conversion or exercise of convertible or exercisable securities (including, without limitation, any Preferred Stock) outstanding on the Filing Date or that are issued by this corporation within five (5) days following the Filing Date pursuant to agreements which are fully-executed and binding as of the Filing Date;
(E)    Common Stock issued in connection with a bona fide business acquisition by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise which acquisition is approved by the Board of Directors, including both (x) a majority of the Series B Preferred Directors and (y) a majority of the Series A Preferred Directors;
(F)    Common Stock issued or deemed issued pursuant to Article IV(B)(4)(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Series B Preferred Stock resulting from the operation of Article IV(B)(4)(d);
(G)    Common Stock in connection with the following transactions, so long as such Common Stock, does not, in the aggregate, represent greater than five percent (5%) of the then-outstanding shares of Common Stock on such date:
(a)    any equipment leasing arrangement or debt financing arrangement, which arrangement is approved by the Board of Directors, including both (x) a majority of the Series B Preferred Directors and (y) a majority of the Series A Preferred Directors, and is primarily for non-equity financing purposes;
(b)    sponsored research, collaboration, technology license, development, original equipment manufacturer (OEM), marketing or other similar arrangements or strategic partnerships, provided that such issuances are approved by the Board of Directors, including both (x) a majority of the Series B Preferred Directors and (y) a majority of the Series A Preferred Directors, and are primarily for non-equity financing purposes; or
(H)    Common Stock that is issued with the unanimous approval of the Board of Directors of this corporation and the Board of Directors specifically states that it shall not be “Additional Stock”.
(iii)    In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.
(iv)    If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
(e)    Other Distributions.  In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV(B)(4)(d)(iii), then, in each such case for the purpose of this Article IV(B)(4)(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.
(f)    Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article IV(B)(4) or in Article IV(B)(2)) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV(B)(4) with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Article IV(B)(4) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.
(g)    No Fractional Shares and Certificate as to Adjustments.
(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.
(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Article IV(B)(4), this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h)    Notices of Record Date.  In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.
(i)    Reservation of Stock Issuable Upon Conversion.  This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.
(j)    Waiver of Adjustment to Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.
5.Voting Rights.
(a)    General Voting Rights.  Except as provided in clause (b) below with respect to the voting for the election of directors by the holders of the Series B-3 Preferred Stock and the Series B-5 Preferred Stock, the holder of each share of Preferred Stock shall have the right to cast the number of votes to which the number of whole shares of Common Stock into which such share of Preferred Stock is convertible is entitled to vote, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided by law, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.
(b)    Voting for the Election of Directors.  As long as a majority of the shares of Series B-1 Preferred Stock issued or outstanding on the Filing Date remain outstanding, the holders of such shares of Series B-1 Preferred Stock shall be entitled to elect two (2) directors of this corporation (the “Series B-1 Directors”) at any election of directors. As long as a majority of the aggregate total number of shares of Series A Preferred Stock issued or outstanding on the Filing Date remains outstanding, the holders of such shares of Series A Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect six (6) directors of this corporation (the “Series A Preferred Directors”) at any election of directors. As long as a majority of the aggregate total number of shares of Series B-2 Preferred Stock and Series B-4 Preferred Stock issued or outstanding on the Filing Date remains outstanding, the holders of such shares of Series B-2 Preferred Stock and Series B-4 Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect one (1) director of this corporation (the “Series B-2/B-4 Director,” and together with the Series B-1 Directors, the “Series B Preferred Directors”) at any election of directors. The holders of Preferred Stock (other than the Series B-3 Preferred Stock and the Series B-5 Preferred Stock) and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.
6.Protective Provisions.
(a)    Series B Preferred Stock.  So long as a majority of the Series B Preferred Stock issued or outstanding on the Filing Date (or issued within five (5) days of the Filing Date pursuant to agreements which are fully-executed and binding as of the Filing Date) remains outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority in voting power of the then-outstanding Series B Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):
(i)    consummate a Liquidation Event;
(ii)    amend, alter or change any provision of this corporation’s Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences or special rights of the shares of Series B Preferred Stock or any series thereof;
(iii)    increase or decrease (other than by redemption, repurchase or conversion) the total number of authorized shares of Common Stock or Preferred Stock or designated shares of any series of Preferred Stock;
(iv)    authorize or issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Series B-3 Preferred Stock or Series B-5 Preferred Stock designated in this Restated Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);
(v)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase or redemption of (i) shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary (excluding in all cases any Related Party (as defined below)) pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, (ii) shares of Series A Preferred Stock in the Redemption (as such term is defined in that certain Series B-3 & B-5 Preferred Stock Purchase Agreement (as amended from time to time, the “Purchase Agreement”) entered into on or around the Filing Date by and among this corporation and certain purchasers of the Series B-3 Preferred Stock and Series B-5 Preferred Stock) or (iii) shares of Preferred Stock pursuant to Article IV(B)(2)(f) or Article IV(B)(3) of this Restated Certificate of Incorporation;
(vi)    change the authorized number of directors of this corporation;
(vii)    create, incur, assume or suffer to exist, or permit any subsidiary to create, incur, assume or suffer to exist, any indebtedness or other obligations for borrowed money (which, for purposes of this Restated Certificate of Incorporation shall exclude operating leases but include capital leases and other deferred purchase consideration) in excess of an aggregate to be outstanding at any time of $5 million in any transaction not approved unanimously by the Board of Directors;
(viii)    acquire, or permit any subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock or other equity interests, merger or otherwise) or enter into or permit any subsidiary to enter into any joint venture in any transaction not approved unanimously by the Board of Directors;
(ix)    enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with (A) any founder of this corporation, (B) any family member of or an affiliate of any of the foregoing persons or (C) any entity in which any such person owns a greater than 5% beneficial interest or has the right to nominate or appoint a member of the board of directors (each of the foregoing, a “Related Party”), except for (x) the Redemption (as such term is defined in the Purchase Agreement) and (y) employment arrangements with any such Related Party which are approved by the Board of Directors, including a majority of the Series B Preferred Directors;
(x)    pay or declare any dividend on any shares of capital stock of the corporation other than dividends payable on the Common Stock solely in the form of additional shares of Common Stock;
(xi)    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by this corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of this corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all the assets of such subsidiary, except for, in each case, any such sale, lease, transfer, license, disposition, to any subsidiary that is wholly owned by this corporation;
(xii)    amend, alter or change this Article IV(B)(6)(a); or
(xiii)    agree or commit to do any of the foregoing.

(b)    Series A Preferred Stock.  So long as a majority of the Series A Preferred Stock issued or outstanding on the Filing Date remains outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority in voting power of the then-outstanding Series A Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):
(i)    consummate a Liquidation Event;
(ii)    amend, alter or change any provision of this corporation’s Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences or special rights of the shares of Series A Preferred Stock or any series thereof;
(iii)    increase or decrease (other than by redemption, repurchase or conversion) the total number of authorized shares of Common Stock or Preferred Stock or designated shares of any series of Preferred Stock;
(iv)    authorize or issue any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Series B-3 Preferred Stock or Series B-5 Preferred Stock designated in this Restated Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);
(v)    redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase or redemption of (i) shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, (ii) shares of Series A Preferred Stock in the Redemption (as such term is defined in the Purchase Agreement) or (iii) shares of Preferred Stock pursuant to Article IV(B)(2)(f) or Article IV(B)(3) of this Restated Certificate of Incorporation;
(vi)    change the authorized number of directors of this corporation;
(vii)    create, incur, assume or suffer to exist, or permit any subsidiary to create, incur, assume or suffer to exist, any indebtedness or other obligations for borrowed money (which, for purposes of this Restated Certificate of Incorporation shall exclude operating leases but include capital leases and other deferred purchase consideration) in excess of an aggregate to be outstanding at any time of $5 million in any transaction not approved unanimously by the Board of Directors;
(viii)    acquire, or permit any subsidiary to acquire, any interest in any company or business (whether by a purchase of assets, purchase of stock or other equity interests,

merger or otherwise) or enter into or permit any subsidiary to enter into any joint venture in any transaction not approved unanimously by the Board of Directors;
(ix)    enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any Related Party except for (x) the Redemption (as such term is defined in the Purchase Agreement) and (y) employment arrangements with any such Related Party which are approved by the Board of Directors, including a majority of the Series A Preferred Directors;
(x)    pay or declare any dividend on any shares of capital stock of the corporation other than dividends payable on the Common Stock solely in the form of additional shares of Common Stock;
(xi)    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by this corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of this corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all the assets of such subsidiary, except for, in each case, any such sale, lease, transfer, license, disposition, to any subsidiary that is wholly owned by this corporation;
(xii)    amend, alter or change this Article IV(B)(6)(b); or
(xiii)    agree or commit to do any of the foregoing.
(c)    Series Preferred Stock.  So long as a majority of any particular series of Preferred Stock that was issued or outstanding on the Filing Date (or issued within five (5) days of the Filing Date pursuant to agreements which are fully-executed and binding as of the Filing Date) remains outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then-outstanding shares of such particular series of Preferred Stock (voting as a separate series):
(i)    amend, alter or change any provision of this corporation’s Certificate of Incorporation or Bylaws in a manner that disproportionately adversely affects the powers, preferences or special rights of such series of Preferred Stock in relation to the corporation’s other outstanding series of Preferred Stock; provided, however, that for clarity it is acknowledged that the authorization or issuance of a new series of preferred stock by the corporation shall not, on its own, be deemed to adversely affect the powers, preferences or special rights of any series of Preferred Stock, disproportionately or otherwise;
(ii)    increase or decrease (other than for decreases resulting from conversion, repurchase or redemption of the Preferred Stock) the authorized number of shares of such series of Preferred Stock;
(iii)    amend, alter or change this Article IV(B)(6)(c); or

(iv)    agree or commit to do any of the foregoing.
7.Status of Redeemed or Converted Stock.  In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Article IV(B)(2)(f) or Article IV(B)(3) hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.
8.Notices.  Any notice required by the provisions of this Article IV(B) to be given to the holders of shares of Preferred Stock shall be deemed given (i) if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of this corporation, (ii) if such notice is provided by electronic transmission in a manner permitted by Section 232 of the General Corporation Law, or (iii) if such notice is provided in another manner then permitted by the General Corporation Law.
C.Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Class A Common Stock and Class B Common Stock are as set forth below in this Article IV(C).
1.General.  The voting, dividend and liquidation rights of the holders of the Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, preferences and privileges of any series of Preferred Stock, if outstanding at such time.
2.Voting.
(a)    Except as otherwise expressly provided herein or required by applicable law of the State of Delaware, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters (including the election of directors) submitted to a vote of the stockholders of the corporation. Notwithstanding the foregoing, except as otherwise required by applicable law of the State of Delaware, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the terms of this Restated Certificate of Incorporation, the applicable certificate of designation of such Preferred Stock or pursuant to applicable law of the State of Delaware. Subject to the terms of any Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. Holders of Class A Common Stock and Class B Common Stock shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders of the corporation.
(b)    Each holder of Class A-1 Common Stock shall be entitled to ten (10) votes for each share of Class A-1 Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the corporation.

(c)    Each holder of Class A-2 Common Stock shall be entitled to ten (10) votes for each share of Class A-2 Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the corporation; provided, however, that for so long as the sum of (i) the total aggregate number of all then-issued and outstanding shares of Class A-2 Common Stock, if any, and (ii) the total aggregate number of shares of Class A-2 Common Stock issuable upon conversion of all then-issued and outstanding shares of Series A Preferred Stock, if any, represents at least ten percent (10%) of the total aggregate number of the corporation’s then issued and outstanding shares of capital stock (calculated for all shares of capital stock on an as-converted to Common Stock basis), then in such case, in the further event that as of any applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the corporation, the sum of (x) the total aggregate number of votes represented by all of the then-issued and outstanding shares of Class A-2 Common Stock, if any, and (y) the total aggregate number of votes represented by all of the then-issued and outstanding shares of Series A Preferred Stock, if any (calculated on an as-converted to Class A-2 Common Stock basis), would otherwise constitute less than fifty-one percent (51%) of the total aggregate number of votes represented by all of the corporation’s then-issued and outstanding shares of capital stock, then, in such case, each share of Class A-2 Common Stock (whether then-issued and outstanding or issuable upon conversion of the Series A Preferred Stock) shall be entitled to such number of votes for each share of Class A-2 Common Stock as would result in the aggregate number of votes represented by all such issued and issuable shares of Class A-2 Common Stock representing exactly fifty-one percent (51%) of the total aggregate number of votes of all of the corporation’s then issued and outstanding shares of capital stock.
(d)    Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the corporation.
3.Dividends.  Subject to the rights and preferences applicable to any series of Preferred Stock, if outstanding at such time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the corporation as may be declared by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of capital stock of the corporation or rights to acquire capital stock of the corporation, the holders of Class A-1 Common Stock will receive Class A-1 Common Stock or rights to acquire Class A-1 Common Stock, as the case may be, the holders of Class A-2 Common Stock will receive Class A-2 Common Stock or rights to acquire Class A-2 Common Stock, as the case may be, and the holders of Class B Common Stock will receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.
4.Liquidation.  Upon the occurrence of any Liquidation Event, the assets of this corporation shall be distributed as provided in Article IV(B)(2) hereof. Subject to the rights and preferences of the Preferred Stock, if outstanding at such time, the holders of the Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in any Liquidation Event, all assets of the corporation of whatever kind available for distribution to the holders of Class A Common Stock and Class B Common Stock.
5.Subdivisions or Combinations.  If the corporation in any manner subdivides or combines the outstanding shares of Class A-1 Common Stock, Class A-2 Common Stock or Class B Common Stock, the outstanding shares of the other classes and series of the corporation’s capital stock will be subdivided or combined in the same proportion and manner.
6.Identical Rights.  Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.
7.Conversion of Class A Common Stock.
(a)    Voluntary Conversion.  Subject to and in compliance with the provisions of this Article IV(C)(7), each share of Class A Common Stock may, at the option of the holder thereof, be converted at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one (1) fully-paid and nonassessable share of Class B Common Stock.
(b)    Automatic Conversion.  Each share of Class A Common Stock shall be automatically converted without the payment of additional consideration by the holder thereof, into one (1) fully-paid and nonassessable share of Class B Common Stock upon any Transfer of such share, other than pursuant to a Permitted Transfer.
(c)    For purposes of this Article IV(C)(7):
(i)    “Affiliate” shall mean, with respect to any specified person, any other person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified person, including, without limitation, any general partner, officer, director or manager of such person and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or is under common investment management with, such person.
(ii)    “Family Member” shall mean, with respect to any natural person, the spouse, former spouse, parents, lineal descendants, stepchildren, siblings and lineal descendants and stepchildren of siblings of such person.
(iii)    “Permitted Entity” shall mean, (1) with respect to any holder of shares of Class A Common Stock that is a natural person, (A) a Permitted Trust or (B) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by such holder, by one or more Family Members of such holder and/or any other Permitted Entity of such holder, or (2) with respect to any holder of shares of Class A Common Stock that is a corporation, partnership or limited liability company, (A) an Affiliate of such holder or (B) any subsidiary, parent, partner, retired partner, member, retired member of such holder.

(iv)    “Permitted Transfer” shall mean the Transfer of a share of Class A Common Stock to a Family Member or Permitted Entity of the transferor.
(v)    “Permitted Trust” shall mean, with respect to any holder of shares of Class A Common Stock, a trust for the benefit of such holder, one or more Family Members of such holder, or any other Permitted Entity of such holder.
(vi)    “Transfer” of a share of Class A Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class A Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class A Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of the corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders, or by written consent in lieu of holding an annual or special meeting of stockholders; or (b) the pledge of shares of Class A Common Stock that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the holder of Class A Common Stock continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class A Common Stock or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure qualifies as a Permitted Transfer.
(vii)    “Voting Control” shall mean, with respect to a share of Class A Common Stock, the power to vote or direct the voting of such share by proxy, voting agreement or otherwise.
(d)    Mechanics of Conversion.
(i)    Notice.  Each holder of Class A Common Stock whose shares have been converted into shares of Class B Common Stock pursuant to this Article IV(C)(7) shall surrender the certificate or certificates therefor duly endorsed (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the corporation to indemnify the corporation against any claim that may be made against the corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the corporation or any transfer agent for such stock, and shall give written notice of such conversion to the corporation at such office. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class B Common Stock to be issued and the number of shares of Class A Common Stock converted. Thereupon, the corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Class B Common Stock to which such holder is entitled. If the conversion is in connection with the voluntary conversion provisions of Article IV(C)(7)(a), such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Class A Common Stock to be converted, and the person entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class B Common Stock on such date. If the conversion is in connection with the automatic conversion provisions of Article IV(C)(7)(b), such conversion shall be deemed to have been made at the time the applicable Transfer is effected, and the person entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class B Common Stock on such date.
(ii)    Reservation of Class B Common Stock Issuable Upon Conversion.  The corporation shall at all times keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Common Stock, such number of its shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Common Stock into Class B Common Stock. If at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversions referred to in the immediately preceding sentence, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes.
(iii)    Effect of Conversion.  All shares of Class A Common Stock which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion, except only the right of the holders thereof to receive shares of Class B Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Class A Common Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class A Common Stock accordingly.
(iv)    Taxes.  The corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class B Common Stock upon conversion of shares of Class A Common Stock pursuant to this Article IV(C)(7). The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class B Common Stock in a name other than that in which the shares of Class A Common Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid.
8.Redemption.  The Common Stock is not redeemable at the option of the holder.
ARTICLE V
Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.
ARTICLE VI
The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.
ARTICLE VII
Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.
ARTICLE VIII
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.
ARTICLE IX
A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.
ARTICLE X
Subject to the applicable requirements of Article IV(B)(6), this corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI
To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XII
This corporation hereby renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and exclusively in such Covered Person’s capacity as a director of this corporation.

ARTICLE XIII
In connection with repurchases by this corporation of (i) its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, (ii) shares of its Common Stock and Preferred Stock in the Redemption, or (iii) shares of Series B Preferred Stock pursuant to Article IV(B)(3) of this Restated Certificate of Incorporation, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.  In the case of any such repurchases, distributions by the corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.
*      *      *

THIRD:  The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.
FOURTH:  That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 31st day of March, 2017.

/s/ Jared Smith
Jared Smith, President

CERTIFICATE OF AMENDMENT TO
THE RESTATED CERTIFICATE OF INCORPORATION OF
QUALTRICS INTERNATIONAL INC.

Qualtrics International Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:
FIRST:    The name of this corporation is Qualtrics International Inc.
SECOND:    The date on which the Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware is September 3, 2014.
THIRD:    That the Board of Directors duly adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the approval of the stockholders therefor, which resolutions setting forth the proposed amendment are as follows:
RESOLVED, that Article IV(A) of the Restated Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
“A.    Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 1,272,132,068 shares. The total number of shares of common stock authorized to be issued is 858,010,377 shares, par value $0.0001 per share (the “Common Stock”), 163,272,517 of which are designated as “Class A-1 Common Stock”, 225,795,673 of which are designated as “Class A-2 Common Stock” (together with the Class A-1 Common Stock, the “Class A Common Stock”) and 468,942,187 of which are designated as “Class B Common Stock.” The total number of shares of preferred stock authorized to be issued is 414,121,691 shares, par value $0.0001 per share (the “Preferred Stock”), 36,026,176 of which shares are designated as “Series A-1 Preferred Stock”, 189,769,497 of which shares are designated as “Series A-2 Preferred Stock” and 2,800,000 of which shares are designated as “Series A-3 Preferred Stock” (and, together with the Series A-1 Preferred Stock and Series A-2 Preferred Stock, the “Series A Preferred Stock”), 70,000,000 of which shares are designated as “Series B-1 Preferred Stock”, 54,204,327 of which shares are designated as “Series B-2 Preferred Stock”, 20,204,436 of which shares are designated as “Series B-3 Preferred Stock”, 20,204,436 of which shares are designated as “Series B-3A Preferred Stock”, 11,214,689 of which shares are designated as “Series B-4 Preferred Stock”, 4,849,065 of which shares are designated as “Series B-5 Preferred Stock”, 4,849,065 of which shares are designated as “Series B-5A Preferred Stock” (together with the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series B-3A Preferred Stock, Series B-4 Preferred Stock and Series B-5 Preferred Stock, the “Series B Preferred Stock”).”
FOURTH:    That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 18th day of October, 2018.

/s/ Ryan Smith
Ryan Smith, Chief Executive Officer